Exhibit 99.1

3756 Central Avenue Riverside, CA 92506 (951) 686-6060	NEWS RELEASE

PROVIDENT FINANCIAL HOLDINGS REPORTS
THIRD QUARTER FISCAL 2021 RESULTS

The Company Reports Net Income of $1.56 Million in the March 2021 Quarter

Loans Held for Investment Decrease 7% from June 30, 2020 to $840.3 Million

Total Deposits Increase 5% from June 30, 2020 to $933.8 Million

Non-Interest Expense Declines 8% to $6.91 Million in the March 2021 Quarter in
Comparison to the March 2020 Quarter

Riverside, Calif. – April 27, 2021 – Provident Financial Holdings, Inc. (“Company”), NASDAQ GS: PROV, the holding company for Provident Savings Bank, F.S.B. (“Bank”), today announced third quarter earnings results for the fiscal year ending June 30, 2021.
            For the quarter ended March 31, 2021, the Company reported net income of $1.56 million, or $0.21 per diluted share (on 7.58 million average diluted shares outstanding), up from net income of $1.14 million, or $0.15 per diluted share (on 7.59 million average diluted shares outstanding), in the comparable period a year ago. Compared to the same quarter last year, the increase in earnings was primarily attributable to a recovery from the allowance for loan losses and lower non-interest expenses (mainly, lower salaries and employee benefits expenses related to fewer employees and reduced incentive compensation), partly offset by lower net interest income.

“I am pleased with our improving operating results this quarter.  We experienced stronger loan origination volumes than recent prior quarters, deposit growth is sound, operating expenses are well controlled, and credit quality remains very good,” said Craig G. Blunden, Chairman and Chief Executive Officer of the Company.  “Additionally, I believe general economic conditions are beginning to improve from last year which is a welcome development.  We are well-positioned to benefit from an increase in economic activity,” said Mr. Blunden.
Return on average assets for the third quarter of fiscal 2021 was 0.53 percent, up from 0.41 percent for the same period of fiscal 2020; and return on average stockholders’ equity for the third quarter of fiscal 2021 was 4.99 percent, up from 3.70 percent for the comparable period of fiscal 2020.
On a sequential quarter basis, the $1.56 million net income for the third quarter of fiscal 2021 reflects a 33 percent increase from $1.18 million in the second quarter of fiscal 2021. The increase in earnings for the third quarter of fiscal 2021 compared to the second quarter of fiscal 2021 was primarily attributable to a $225,000 increase in non-interest income and a $239,000 improvement in the provision for loan losses, partly offset by a decrease of $181,000 in net interest income. Diluted earnings per share for the third quarter of fiscal 2021 were $0.21 per share, up 31 percent from the $0.16 per share during the second quarter of fiscal 2021. Return on average assets was 0.53 percent for the third quarter of fiscal 2021, up from 0.40 percent in the second quarter of fiscal 2021; and return on average stockholders’ equity for the third quarter of fiscal 2021 was 4.99 percent, up from 3.77 percent for the second quarter of fiscal 2021.

For the nine months ended March 31, 2021 net income decreased $1.89 million, or 31 percent, to $4.22 million from $6.11 million in the comparable period ended March 31, 2020; and diluted earnings per share for the nine months ended March 31, 2021 decreased 30 percent to $0.56 per share (on 7.52 million average diluted shares outstanding) from $0.80 per share (on 7.61 million average diluted shares outstanding) for the comparable nine-month period last year. Compared to the same period last year, the decrease in earnings was primarily attributable to a $4.85 million decrease in net-interest income; partly offset by lower non-interest expenses as a result of a $1.97 million decrease in salaries and employee benefits expenses and a $612,000 decrease in the provision for loan losses.
Net interest income decreased $1.43 million, or 16 percent, to $7.46 million in the third quarter of fiscal 2021 from $8.89 million for the same quarter of fiscal 2020, attributable to a decrease in the net interest margin, partly offset by a higher average interest-earning assets balance. The net interest margin during the third quarter of fiscal 2021 decreased 70 basis points to 2.60 percent from 3.30 percent in the same quarter last year, primarily due to a decrease in the average yield of interest-earning assets reflecting primarily downward pressure on adjustable rate instruments as a result of decreases in market interest rates over the last year, partly offset by a much smaller decrease in the average cost of interest-bearing liabilities. The average yield on interest-earning assets decreased by 93 basis points to 2.94 percent in the third quarter of fiscal 2021 from 3.87 percent in the same quarter last year while the average cost of interest-bearing liabilities decreased by 26 basis points to 0.38 percent in the third quarter of fiscal 2021 from 0.64 percent in the same quarter last year. The average balance of interest-earning assets increased by $67.2 million, or six percent, to $1.15 billion in the third quarter of fiscal 2021 from $1.08 billion in the same quarter last year due primarily to purchases of investment securities, partly offset by a decrease in loans receivable.
The average balance of loans receivable decreased by $86.1 million, or nine percent, to $843.4 million in the third quarter of fiscal 2021 from $929.5 million in the same quarter of fiscal 2020. The average yield on loans receivable decreased by 41 basis points to 3.73 percent in the third quarter of fiscal 2021 from an average yield of 4.14 percent in the same quarter of fiscal 2020. Net deferred loan cost amortization in the third quarter of fiscal 2021 increased to $717,000 from $451,000 in the same quarter of fiscal 2020. Total loans originated and purchased for investment in the third quarter of fiscal 2021 were $61.0 million, up 112 percent from $28.8 million in the same quarter of fiscal 2020. Loan principal payments received in the third quarter of fiscal 2021 were $75.7 million, up 36 percent from $55.7 million in the same quarter of fiscal 2020 reflecting increased refinance activity in the currently low interest rate environment.
The average balance of investment securities increased by $143.7 million, or 183 percent, to $222.3 million in the third quarter of fiscal 2021 from $78.6 million in the same quarter of fiscal 2020. The average yield on investment securities decreased 162 basis points to 0.81 percent in the third quarter of fiscal 2021 from 2.43 percent for the same quarter of fiscal 2020. The decrease in the average yield was primarily attributable to investment security purchases with a lower average yield than the legacy portfolio of investment securities, reflecting the current low interest rate environment. During the third quarter of fiscal 2021, the Bank purchased investment securities totaling $50.4 million with an average yield of approximately 0.84%; and for the first nine months of fiscal 2021, the

Bank purchased investment securities totaling $154.2 million with an average yield of approximately 0.82%.
In the third quarter of fiscal 2021, the Federal Home Loan Bank – San Francisco (“FHLB”) distributed a $100,000 cash dividend to the Bank on its FHLB stock, down 31 percent from $144,000 in the same quarter last year.
The average balance of the Company’s interest-earning deposits, primarily cash with the Federal Reserve Bank of San Francisco, increased $9.8 million, or 16 percent, to $71.7 million in the third quarter of fiscal 2021 from $61.9 million in the same quarter of fiscal 2020 primarily as a result of deposit growth and loan repayments outpacing new loan originations and purchases of loans and investment securities. The average yield earned on interest-earning deposits in the third quarter of fiscal 2021 was 0.10 percent, down 110 basis points from 1.20 percent in the same quarter of fiscal 2020 as a result of decreases in the targeted Federal Funds Rate.
Average deposits increased $79.8 million, or 10 percent, to $916.7 million in the third quarter of fiscal 2021 from $836.9 million in the same quarter of fiscal 2020, primarily due to increases in transaction accounts resulting primarily from government stimulus programs related to the COVID-19 pandemic, partly offset by a managed run-off of higher cost time deposits. The average cost of deposits improved, decreasing by 19 basis points to 0.17 percent in the third quarter of fiscal 2021 from 0.36 percent in the same quarter last year.
Transaction account balances or “core deposits” increased $64.4 million, or nine percent, to $787.4 million at March 31, 2021 from $723.0 million at June 30, 2020, while time deposits decreased $23.6 million, or 14 percent, to $146.4 million at March 31, 2021 from $170.0 million at June 30, 2020.
The average balance of borrowings, which consisted of FHLB advances, decreased $15.4 million, or 12 percent, to $115.7 million while the average cost of borrowings decreased 36 basis points to 2.08 percent in the third quarter of fiscal 2021, compared to an average balance of $131.1 million with an average cost of 2.44 percent in the same quarter of fiscal 2020. The decrease in the average balance of borrowings was primarily due to prepayments and maturities of borrowings.
During the third quarter of fiscal 2021, the Company recorded a recovery from the allowance for loan losses of $200,000, in contrast to an $874,000 provision for loan losses recorded during the same period of fiscal 2020 and a $39,000 provision for loan losses recorded in the second quarter of fiscal 2021 (sequential quarter). The provision for loan losses in the previous quarters was primarily due to an increase in qualitative components in our allowance for loan losses methodology in response to the COVID-19 pandemic and its forecasted adverse economic impact. The recovery from the allowance for loan losses for the current quarter primarily reflects an improved economic outlook as of March 31, 2021, reducing the expected impact of the pandemic to the credit quality of the loan portfolio and declining loan balances during the current quarter; while the provision for loan losses recorded in the preceding quarters primarily reflected the deterioration in forecasted economic metrics reflecting the economic outlook that existed at each quarter  end as a result of the COVID-19 pandemic, partly offset by the decrease in loan balances.
Non-performing assets, comprised solely of non-performing loans with underlying collateral located in California, increased $4.9 million to $9.8 million, or 0.82 percent of total assets, at March 31, 2021, compared to $4.9 million, or 0.42 percent of total assets, at June 30, 2020 and declined from $10.3 million, or 0.88 percent of total assets, at December 31, 2020 (sequential quarter). The non-performing loans at March 31, 2021 are comprised of 29 single-family loans and one multi-family loan. At both March 31, 2021 and June 30, 2020, there was no real estate owned.
Net loan recoveries for the quarter ended March 31, 2021 were $8,000 or 0.00 percent (annualized) of average loans receivable, as compared to net loan recoveries of $15,000 or 0.01 percent (annualized) of average loans receivable for the quarter ended March 31, 2020 and net loan recoveries of $9,000 or 0.00 percent (annualized) of average loans receivable for the quarter ended December 31, 2020 (sequential quarter).
Classified assets, comprised solely of loans, were $12.2 million at March 31, 2021, including $2.5 million of loans in the special mention category and $9.7 million of loans in the substandard category; while classified assets at June 30, 2020 were $14.1 million, including $8.6 million of loans in the special mention category and $5.5 million of loans in the substandard category.
The Bank has received requests from borrowers for some type of payment relief due to the COVID-19 pandemic. Loans that were current on their payments prior to the COVID-19 pandemic and modified by deferred payments, are not considered to be troubled debt restructurings pursuant to applicable accounting guidance consistent with the Coronavirus Aid, Relief, and Economic Security Act of 2020 or CARES Act and related bank regulatory guidance. The primary method of relief is to allow the borrower to defer loan payments for up to an initial six-month period, although we have also waived late fees and suspended foreclosure proceedings. Loans in which their payments are deferred beyond the initial six months are no longer in forbearance and are subsequently classified as troubled debt restructuring. As of March 31, 2021, loans in forbearance included five single-family with outstanding balances of approximately $1.8 million or 0.22 percent of gross loans held for investment, one commercial real estate loan with an outstanding balance of $945,000 or 0.11 percent of gross loans held for investment and one multi-family loan with an outstanding balance of $308,000 or 0.04 percent of gross loans held for investment. As of March 31, 2021, the Bank had no pending requests for payment relief. Interest income is recognized during the forbearance period unless the loans are classified as non-performing. After the payment deferral period, scheduled loan payments will once again become due and payable.  The forbearance amount will be due and payable in full as a balloon payment at the end of the loan term or sooner if the loan becomes due and payable in full at an earlier date. The Company believes the steps it is taking are necessary to effectively manage the loan portfolio and assist its customers through the ongoing uncertainty surrounding the duration, impact and government response to the COVID-19 pandemic.
During the quarter ended March 31, 2021, one COVID-19 related forbearance loan was restructured while two restructured loans were upgraded to pass category. During the nine months ended March 31, 2021, 17 loans previously in a COVID-19 related payment forbearance and one pass loan were restructured and classified as restructured loans, while three restructured loans were upgraded to the pass category, of which one loan was subsequently paid off. The outstanding balance of restructured loans at March 31, 2021 was $8.3 million (23 loans) up from $2.6 million (eight loans) at June 30, 2020. As of March 31, 2021, a total of $8.1 million or 97 percent of the restructured loans were classified as substandard non-accrual and all of the restructured loans have a current payment status consistent with their restructuring terms.
The allowance for loan losses was $8.3 million or 0.98 percent of gross loans held for investment at March 31, 2021, similar to the $8.3 million or 0.91 percent of gross loans held for investment at June 30, 2020. Management believes that, based on currently available information, the allowance for loan losses is sufficient to absorb potential losses inherent in loans held for investment at March 31, 2021 under the incurred loss methodology.
Non-interest income increased by $98,000, or nine percent, to $1.20 million in the third quarter of fiscal 2021 from $1.10 million in the same period of fiscal 2020, primarily due to an increase in loan servicing and other fees resulting from a recovery from servicing asset reserves attributable to lower loan prepayment estimates, partly offset by a decrease in deposit account fees reflecting certain fees that were waived related to accounts impacted by the COVID-19 pandemic and reduced transactions reflecting changes in spending habits due to the COVID-19 pandemic. On a sequential quarter basis, non-interest income increased $225,000, or 23 percent, primarily as a result of an increase in loan servicing and other fees resulting from higher loan prepayment fees.
Non-interest expenses decreased $596,000, or eight percent, to $6.91 million in the third quarter of fiscal 2021 from $7.51 million in the same quarter last year due primarily to lower salaries and employee benefits expense resulting from fewer employees and lower incentive compensation. On a sequential quarter basis, non-interest expenses remained virtually unchanged.

The Company’s efficiency ratio in the third quarter of fiscal 2021 was 80 percent, up from 75 percent in the same quarter last year but unchanged from the second quarter of fiscal 2021 (sequential quarter).
The Company’s provision for income tax was $386,000 for the third quarter of fiscal 2021, down 17 percent from $467,000 in the same quarter last year primarily due to tax benefits attributable to the exercise of stock options, partly offset by higher net income before taxes. The effective tax rate in the third quarter of fiscal 2021 was 19.8%, down from 29.0% in the same quarter last year. The Company believes that the tax provision recorded in the third quarter of fiscal 2021 reflects its current federal and state income tax obligations.
The Company repurchased 54,707 shares of its common stock with an average cost of $16.66 per share during the quarter ended March 31, 2021 pursuant to its stock repurchase plan. As of March 31, 2021, a total of 317,108 shares or 85 percent of the shares authorized for repurchase under the April 2020 stock repurchase plan remain available to purchase until the plan expires on April 30, 2021.
The Bank currently operates 13 retail/business banking offices in Riverside County and San Bernardino County (Inland Empire).
The Company will host a conference call for institutional investors and bank analysts on Wednesday, April 28, 2021 at 9:00 a.m. (Pacific) to discuss its financial results.  The conference call can be accessed by dialing 1-877-226-8189 and referencing access code number 1087920.  An audio replay of the conference call will be available through Wednesday, May 5, 2021 by dialing 1-866-207-1041 and referencing access code number 7861926.

For more financial information about the Company please visit the website at www.myprovident.com and click on the “Investor Relations” section.

Safe-Harbor Statement

This press release contains statements that the Company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to the Company’s financial condition, liquidity, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially from the results anticipated or implied by our forward-looking statements include, but are not limited  to the effect of the COVID-19 pandemic, including on Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes,; including as a result of the COVID-19 pandemic; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission (“SEC”) - which are available on our website at www.myprovident.com and on the SEC’s website at www.sec.gov. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements whether as a result of new information, future events or otherwise. These risks could cause our actual results for fiscal 2021 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us and could negatively affect our operating and stock price performance

Contacts:	Craig G. Blunden	Donavon P. Ternes
	Chairman and	President, Chief Operating Officer,
	Chief Executive Officer	and Chief Financial Officer

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Financial Condition (Unaudited –In Thousands, Except Share Information)
	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020
Assets
Cash and cash equivalents	$71,629	$74,001	$66,467	$116,034	$84,250
Investment securities – held to maturity, at cost	239,480	203,098	193,868	118,627	69,482
Investment securities - available for sale, at fair value	3,802	4,158	4,416	4,717	4,828
Loans held for investment, net of allowance for loan losses of $8,346; $8,538; $8,490; $8,265 and $7,810, respectively; includes $1,879; $1,972; $2,240; $2,258 and $3,835 at fair value, respectively	840,274	855,086	884,953	902,796	914,307
Accrued interest receivable	3,060	3,126	3,373	3,271	3,154
FHLB – San Francisco stock	7,970	7,970	7,970	7,970	8,199
Premises and equipment, net	9,608	9,980	10,099	10,254	10,606
Prepaid expenses and other assets	13,473	13,308	12,887	13,168	12,741

Total assets	$1,189,296	$1,170,727	$1,184,033	$1,176,837	$1,107,567

Liabilities and Stockholders’ Equity
Liabilities:
Non interest-bearing deposits	$124,043	$109,609	$114,537	$118,771	$86,585
Interest-bearing deposits	809,713	800,359	790,149	774,198	749,246
Total deposits	933,756	909,968	904,686	892,969	835,831

Borrowings	111,000	116,015	136,031	141,047	131,070
Accounts payable, accrued interest and other liabilities	18,790	19,760	18,657	18,845	17,508
Total liabilities	1,063,546	1,045,743	1,059,374	1,052,861	984,409

Stockholders’ equity:
Preferred stock, $.01 par value (2,000,000 shares authorized; none issued and outstanding)
	-	-	-	-	-
Common stock, $.01 par value (40,000,000
  shares authorized; 18,226,615; 18,097,615;
  18,097,615; 18,097,615 and 18,097,615
  shares issued, respectively; 7,516,547;
  7,442,254; 7,441,259; 7,436,315 and
  7,436,315 shares outstanding,
  respectively)

	182	181	181	181	181
Additional paid-in capital	97,323	96,164	95,948	95,593	95,355
Retained earnings	195,443	194,923	194,789	194,345	193,802
Treasury stock at cost (10,710,068; 10,655,361; 10,656,356; 10,661,300 and 10,661,300 shares, respectively)
	(167,276)	(166,364)	(166,358)	(166,247)	(166,247)
Accumulated other comprehensive income, net of tax	78	80	99	104	67

Total stockholders’ equity	125,750	124,984	124,659	123,976	123,158

Total liabilities and stockholders’ equity	$1,189,296	$1,170,727	$1,184,033	$1,176,837	$1,107,567

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Operations (Unaudited - In Thousands, Except Earnings Per Share)
	Quarter Ended March 31,		Nine Months Ended March 31,

	2021	2020	2021	2020
Interest income:
Loans receivable, net	$7,860	$9,622	$25,121	$30,017
Investment securities	452	478	1,378	1,659
FHLB – San Francisco stock	100	144	300	432
Interest-earning deposits	18	186	59	621
Total interest income	8,430	10,430	26,858	32,729

Interest expense:
Checking and money market deposits	50	106	220	333
Savings deposits	38	131	170	396
Time deposits	292	509	1,009	1,571
Borrowings	593	794	2,198	2,318
Total interest expense	973	1,540	3,597	4,618

Net interest income	7,457	8,890	23,261	28,111
(Recovery) provision for loan losses	(200)	874	59	671
Net interest income, after (recovery) provision for loan losses	7,657	8,016	23,202	27,440

Non-interest income:
Loan servicing and other fees	355	131	880	631
Deposit account fees	318	423	957	1,321
Card and processing fees	366	360	1,098	1,121
Other	160	187	397	442
Total non-interest income	1,199	1,101	3,332	3,515

Non-interest expense:
Salaries and employee benefits	4,241	4,966	12,985	14,950
Premises and occupancy	863	845	2,631	2,603
Equipment	312	314	860	855
Professional expenses	367	351	1,183	1,090
Sales and marketing expenses	130	177	470	506
Deposit insurance premiums and regulatory assessments	154	54	429	97
Other	842	798	2,252	2,196
Total non-interest expense	6,909	7,505	20,810	22,297

Income before taxes	1,947	1,612	5,724	8,658
Provision for income taxes	386	467	1,502	2,553
Net income	$1,561	$1,145	$4,222	$6,105

Basic earnings per share	$0.21	$0.15	$0.57	$0.82
Diluted earnings per share	$0.21	$0.15	$0.56	$0.80
Cash dividends per share	$0.14	$0.14	$0.42	$0.42

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Operations – Sequential Quarters (Unaudited – In Thousands, Except Share Information)

	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020
Interest income:
Loans receivable, net	$7,860	$8,344	$8,917	$9,128	$9,622
Investment securities	452	448	478	461	478
FHLB – San Francisco stock	100	100	100	102	144
Interest-earning deposits	18	17	24	36	186
Total interest income	8,430	8,909	9,519	9,727	10,430

Interest expense:
Checking and money market deposits	50	79	91	91	106
Savings deposits	38	54	78	100	131
Time deposits	292	335	382	452	509
Borrowings	593	803	802	794	794
Total interest expense	973	1,271	1,353	1,437	1,540

Net interest income	7,457	7,638	8,166	8,290	8,890
(Recovery) provision for loan losses	(200)	39	220	448	874
Net interest income, after provision (recovery) for loan losses	7,657	7,599	7,946	7,842	8,016

Non-interest income:
Loan servicing and other fees	355	120	405	188	131
Deposit account fees	318	329	310	289	423
Card and processing fees	366	368	364	333	360
Other	160	157	80	195	187
Total non-interest income	1,199	974	1,159	1,005	1,101

Non-interest expense:
Salaries and employee benefits	4,241	4,301	4,443	3,963	4,966
Premises and occupancy	863	865	903	862	845
Equipment	312	273	275	274	314
Professional expenses	367	402	414	349	351
Sales and marketing expenses	130	227	113	267	177
Deposit insurance premiums and regulatory assessments	154	141	134	130	54
Other	842	707	703	758	798
Total non-interest expense	6,909	6,916	6,985	6,603	7,505

Income before taxes	1,947	1,657	2,120	2,244	1,612
Provision for income taxes	386	481	635	660	467
Net income	$1,561	$1,176	$1,485	$1,584	$1,145

Basic earnings per share	$0.21	$0.16	$0.20	$0.21	$0.15
Diluted earnings per share	$0.21	$0.16	$0.20	$0.21	$0.15
Cash dividends per share	$0.14	$0.14	$0.14	$0.14	$0.14

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited - Dollars in Thousands, Except Share Information)
	Quarter Ended March 31,		Nine Months Ended March 31,
	2021	2020	2021	2020
SELECTED FINANCIAL RATIOS:
Return on average assets	0.53%	0.41%	0.48%	0.74%
Return on average stockholders’ equity	4.99%	3.70%	4.51%	6.64%
Stockholders’ equity to total assets	10.57%	11.12%	10.57%	11.12%
Net interest spread	2.56%	3.23%	2.66%	3.44%
Net interest margin	2.60%	3.30%	2.70%	3.51%
Efficiency ratio	79.82%	75.12%	78.25%	70.50%
Average interest-earning assets to average interest-bearing liabilities	110.94%	111.39%	110.79%	111.48%

SELECTED FINANCIAL DATA:
Basic earnings per share	$0.21	$0.15	$0.57	$0.82
Diluted earnings per share	$0.21	$0.15	$0.56	$0.80
Book value per share	$16.73	$16.56	$16.73	$16.56
Shares used for basic EPS computation	7,462,795	7,468,932	7,446,970	7,477,922
Shares used for diluted EPS computation	7,579,897	7,590,348	7,521,173	7,606,494
Total shares issued and outstanding	7,516,547	7,436,315	7,516,547	7,436,315

LOANS ORIGINATED AND PURCHASED FOR INVESTMENT:
Mortgage Loans:
Single-family	$38,928	$9,654	$74,571	$95,954
Multi-family	21,208	12,850	59,487	89,490
Commercial real estate	830	5,570	2,690	14,468
Construction	-	774	1,828	3,983
Consumer loans	-	-	-	1
Total loans originated and purchased for investment	$60,966	$28,848	$138,576	$203,896

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited - Dollars in Thousands, Except Share Information)
	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	03/31/21	12/31/20	09/30/20	06/30/20	03/31/20
SELECTED FINANCIAL RATIOS:
Return on average assets	0.53%	0.40%	0.50%	0.55%	0.41%
Return on average stockholders’ equity	4.99%	3.77%	4.78%	5.14%	3.70%
Stockholders’ equity to total assets	10.57%	10.68%	10.53%	10.53%	11.12%
Net interest spread	2.56%	2.61%	2.79%	2.89%	3.23%
Net interest margin	2.60%	2.66%	2.84%	2.95%	3.30%
Efficiency ratio	79.82%	80.31%	74.91%	71.04%	75.12%
Average interest-earning assets to average interest-bearing liabilities	110.94%	110.82%	110.62%	110.80%	111.39%

SELECTED FINANCIAL DATA:
Basic earnings per share	$0.21	$0.16	$0.20	$0.21	$0.15
Diluted earnings per share	$0.21	$0.16	$0.20	$0.21	$0.15
Book value per share	$16.73	$16.79	$16.75	$16.67	$16.56
Average shares used for basic EPS	7,462,795	7,441,984	7,436,476	7,436,315	7,468,932
Average shares used for diluted EPS	7,579,897	7,492,040	7,457,282	7,485,019	7,590,348
Total shares issued and outstanding	7,516,547	7,442,254	7,441,259	7,436,315	7,436,315

LOANS ORIGINATED AND PURCHASED FOR INVESTMENT:
Mortgage loans:
Single-family	$38,928	$12,444	$23,199	$11,206	$9,654
Multi-family	21,208	16,432	21,847	32,876	12,850
Commercial real estate	830	-	1,860	-	5,570
Construction	-	688	1,140	-	774
Other	-	-	-	143	-
Total loans originated and purchased for investment	$60,966	$29,564	$48,046	$44,225	$28,848

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited - Dollars in Thousands)
	As of	As of	As of	As of	As of
	03/31/21	12/31/20	09/30/20	06/30/20	03/31/20
ASSET QUALITY RATIOS AND DELINQUENT LOANS:
Recourse reserve for loans sold	$215	$390	$370	$270	$250
Allowance for loan losses	$8,346	$8,538	$8,490	$8,265	$7,810
Non-performing loans to loans held for investment, net	1.16%	1.20%	0.51%	0.55%	0.40%
Non-performing assets to total assets	0.82%	0.88%	0.38%	0.42%	0.33%
Allowance for loan losses to gross loans held
for investment	0.98%	0.99%	0.95%	0.91%	0.85%
Net loan charge-offs (recoveries) to average loans receivable (annualized)	0.00%	0.00%	0.00%	0.00%	(0.01)%
Non-performing loans	$9,759	$10,270	$4,532	$4,924	$3,635
Loans 30 to 89 days delinquent	$-	$350	$2	$219	$2,827

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	03/31/21	12/31/20	09/30/20	06/30/20	03/31/20
Recourse provision for loans sold	$-	$20	$100	$20	$-
Provision (recovery) for loan losses	$(200)	$39	$220	$448	$874
Net loan charge-offs (recoveries)	$(8)	$(9)	$(5)	$(7)	$(15)

	As of	As of	As of	As of	As of
	03/31/21	12/31/20	09/30/20	06/30/20	03/31/20
REGULATORY CAPITAL RATIOS (BANK):
Tier 1 leverage ratio	9.99%	9.78%	9.64%	10.13%	10.36%
Common equity tier 1 capital ratio	18.77%	18.30%	16.94%	17.51%	17.26%
Tier 1 risk-based capital ratio	18.77%	18.30%	16.94%	17.51%	17.26%
Total risk-based capital ratio	20.02%	19.56%	18.19%	18.76%	18.45%

	As of March 31,
	2021		2020
	Balance	Rate(1)	Balance	Rate(1)
INVESTMENT SECURITIES:
Held to maturity:
Certificates of deposit	$1,000	0.34%	$800	2.63%
U.S. SBA securities	1,877	0.60	2,083	2.10
U.S. government sponsored enterprise MBS	236,603	1.30	66,599	2.78
Total investment securities held to maturity	$239,480	1.29%	$69,482	2.76%

Available for sale (at fair value):
U.S. government agency MBS	$2,360	2.52%	$3,001	3.54%
U.S. government sponsored enterprise MBS	1,279	2.62	1,630	4.17
Private issue collateralized mortgage obligations	163	3.38	197	4.40
Total investment securities available for sale	$3,802	2.59%	$4,828	3.79%

Total investment securities	$243,282	1.31%	$74,310	2.82%

(1) The interest rate described in the rate column is the weighted-average interest rate or yield of all instruments, which are included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited - Dollars in Thousands)
	As of March 31,
	2021		2020
	Balance	Rate(1)	Balance	Rate(1)
LOANS HELD FOR INVESTMENT:
Held to maturity:
Single-family (1 to 4 units)	$254,393	3.61%	$326,686	4.16%
Multi-family (5 or more units)	483,283	4.14	475,941	4.33
Commercial real estate	99,722	4.68	105,691	4.78
Construction	3,508	6.00	6,346	6.49
Other mortgage	140	5.25	-	-
Commercial business	851	6.39	502	6.05
Consumer	96	15.00	122	15.00
Total loans held for investment	841,993	4.05%	915,288	4.34%

Advance payments of escrows	339		193
Deferred loan costs, net	6,288		6,636
Allowance for loan losses	(8,346)		(7,810)
Total loans held for investment, net	$840,274		$914,307

Purchased loans serviced by others included above	$14,339	3.54%	$26,941	3.71%

(1) The interest rate described in the rate column is the weighted-average interest rate or yield of all instruments, which are included in the balance of the respective line item.

	As of March 31,
	2021		2020
	Balance	Rate(1)	Balance	Rate(1)
DEPOSITS:
Checking accounts – non interest-bearing	$124,043	-%	$86,585	-%
Checking accounts – interest-bearing	320,704	0.04	270,389	0.12
Savings accounts	302,673	0.05	261,659	0.20
Money market accounts	39,945	0.08	31,575	0.21
Time deposits	146,391	0.77	185,623	1.08
Total deposits	$933,756	0.16%	$835,831	0.35%

BORROWINGS:
Overnight	$-	-%	$-	-%
Three months or less	-	-	-	-
Over three to six months	21,000	1.75	-	-
Over six months to one year	10,000	2.20	20,000	3.85
Over one year to two years	20,000	1.75	31,063	1.90
Over two years to three years	40,000	2.25	20,000	1.75
Over three years to four years	10,000	2.61	40,000	2.25
Over four years to five years	10,000	2.79	10,007	2.61
Over five years	-	-	10,000	2.79
Total borrowings	$111,000	2.14%	$131,070	2.40%

(1) The interest rate described in the rate column is the weighted-average interest rate or cost of all instruments, which are included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited - Dollars in Thousands)
	Quarter Ended		Quarter Ended
	March 31, 2021		March 31, 2020
	Balance	Rate(1)	Balance	Rate(1)
SELECTED AVERAGE BALANCE SHEETS:
Held to maturity:
Loans receivable, net	$843,374	3.73%	$929,485	4.14%
Investment securities	222,284	0.81	78,632	2.43
FHLB – San Francisco stock	7,970	5.02	8,199	7.03
Interest-earning deposits	71,728	0.10	61,900	1.20
Total interest-earning assets	$1,145,356	2.94%	$1,078,216	3.87%
Total assets	$1,176,614		$1,110,158

Deposits	$916,749	0.17%	$836,855	0.36%
Borrowings	115,672	2.08	131,075	2.44
Total interest-bearing liabilities	$1,032,421	0.38%	$967,930	0.64%
Total stockholders’ equity	$125,052		$123,786

(1) The interest rate described in the rate column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.

	Nine Months Ended		Nine Months Ended
	March 31, 2021		March 31, 2020
	Balance	Rate(1)	Balance	Rate(1)
SELECTED AVERAGE BALANCE SHEETS:
Held to maturity:
Loans receivable, net	$868,462	3.86%	$922,246	4.34%
Investment securities	195,463	0.94	87,260	2.53
FHLB – San Francisco stock	7,970	5.02	8,199	7.03
Interest-earning deposits	76,642	0.10	50,642	1.61
Total interest-earning assets	$1,148,537	3.12%	$1,068,347	4.08%
Total assets	$1,179,517		$1,100,162

Deposits	$906,169	0.21%	$833,731	0.37%
Borrowings	130,510	2.24	124,577	2.48
Total interest-bearing liabilities	$1,036,679	0.46%	$958,308	0.64%
Total stockholders’ equity	$124,749		$122,592

(1) The interest rate described in the rate column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited - Dollars in Thousands)
ASSET QUALITY:
	As of	As of	As of	As of	As of
	03/31/21	12/31/20	09/30/20	06/30/20	03/31/20
Loans on non-accrual status (excluding restructured loans):
Mortgage loans:
Single-family	$896	$2,062	$2,084	$2,281	$1,875
Multi-family	786	-	-	-	-
Total	1,682	2,062	2,084	2,281	1,875

Accruing loans past due 90 days or more:	-	-	-	-	-
Total	-	-	-	-	-

Restructured loans on non-accrual status:
Mortgage loans:
Single-family	8,077	8,208	2,421	2,612	1,726
Commercial business loans	-	-	27	31	34
Total	8,077	8,208	2,448	2,643	1,760

Total non-performing loans (1)	9,759	10,270	4,532	4,924	3,635

Real estate owned, net	-	-	-	-	-
Total non-performing assets	$9,759	$10,270	$4,532	$4,924	$3,635

(1)    The non-performing loans balances are net of individually evaluated or collectively evaluated allowances, specifically attached to the individual loans and include fair value adjustments.